Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 14, 2022

Rallybio Corporation

234 Church Street, Suite 1020

New Haven, CT 06510

Re:	Registration Statement on Form S-3 (File No. 333-266668)

Ladies and Gentlemen:

We have acted as counsel to Rallybio Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of (i) up to 5,000,001 shares of the common stock, par value $0.0001 (the “Common Stock”) per share (the “Shares”), of the Company and (ii) pre-funded warrants (the “Pre-Funded Warrants”) to purchase 3,333,388 shares of Common Stock (the “Warrant Shares”) pursuant to the above-referenced registration statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares and Pre-Funded Warrants are being sold pursuant to an underwriting agreement, dated November 10, 2022 (the “Underwriting Agreement”), among the Company and J.P. Morgan Securities LLC, Cowen and Company, LLC and Evercore Group L.L.C., as representatives of the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable, (ii) provided that the Pre-Funded Warrants have been duly executed and delivered by the Company and duly delivered to the purchaser thereof against payment therefor, then the Pre-Funded Warrants, when issued and sold as described in the prospectus supplement, dated November 10, 2022, to the prospectus included in the Registration Statement (the “Prospectus”), assuming a sufficient number of Warrant Shares are at the time available for

Rallybio Corporation

issuance, will be a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity) and implied covenants of good faith and fair dealing, and (iii) the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants in accordance with its terms, will have been duly authorized and validly issued and will be fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP